EXHIBIT 99.2

EXECUTION COPY

SONUS NETWORKS, INC.
4 Technology Park Drive
Westford, Massachusetts 01886

March 20, 2014

Legatum Limited
Level 3, Legatum Plaza, DIFC
PO Box 506625
Dubai, UAE
Attn: Rob Vickers
Senior Vice President – Legal

Ladies and Gentlemen:

Reference is hereby made to that certain Underwriting Agreement, dated as of the date hereof (the “Underwriting Agreement”), by and among us (the “Company”), you as selling stockholder named in Schedule II thereto (“you” or the “Selling Stockholder”) and Goldman Sachs & Co., as underwriters (the “Underwriters”), pursuant to which the Selling Stockholder has agreed to sell up to 43,125,000 shares of common stock, par value $0.001 per share, of the Company to the Underwriters. Capitalized terms not defined herein shall have the meaning ascribed to them in the Underwriting Agreement.

In connection with the foregoing, the Company and you have agreed to the following:

1.           The Company will indemnify and hold harmless you and your officers, directors, managers, members, partners, stockholders and affiliates, and each other person, if any, who controls any of the foregoing persons within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (collectively, the “Galahad Indemnified Parties”) against any losses, claims, damages or liabilities, joint or several, to which the Galahad Indemnified Parties may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Basic Prospectus, any Preliminary Prospectus, the Pricing Prospectus or the Prospectus, or any amendment or supplement thereto, any Issuer Free Writing Prospectus or any “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Act, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Galahad Indemnified Parties for any legal or other expenses reasonably incurred by the Galahad Indemnified Parties in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that (i) the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, the Basic Prospectus, any Preliminary Prospectus, the Pricing Prospectus or the Prospectus, or any amendment or supplement thereto, or any Issuer Free Writing Prospectus, in reliance upon and in conformity with the Selling Stockholder Information or the Underwriting Information, and (ii) the Company will have the right, at its option, to assume the defense of any litigation or proceeding in respect of which indemnity may be sought under this Section 1, including the employment of counsel satisfactory to the Company and the Selling Stockholder, in which event the Company shall not be liable for the fees and expenses of any other counsel retained by any Galahad Indemnified Party in connection with such litigation or proceeding.  In any such litigation or proceeding the defense of which the Company shall have so assumed, any Galahad Indemnified Party shall have the right to participate in such litigation or proceeding (and may assert defenses that are not available to the Company) and to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Galahad Indemnified Party.  The Company shall be permitted to settle any litigation or proceeding, but any settlement shall include a full release of the Selling Stockholders with respect to claims as to which the Company is required to provide indemnification hereunder. Without limiting the foregoing, the Company hereby agrees to reimburse the Galahad Indemnified Parties for any amounts paid or incurred pursuant to Section 9(a) of the Underwriting Agreement in respect of any losses, claims, damages or liabilities to the extent such losses, claims, damages or liabilities are related to information other than the Selling Stockholder Information and Underwriter Information.

2.           You hereby agree to reimburse the Company and its officers, directors, stockholders and affiliates, and each other person, if any, who controls any of the foregoing persons within the meaning of Section 15 of the Act or Section 20 of the Exchange Act for amounts paid or incurred by the Company and its officers, directors, stockholders and affiliates, and each other person, if any, who controls any of the foregoing persons within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, pursuant to Section 9(b) of the Underwriting Agreement, the Act or otherwise, in respect of any losses, claims, damages or liabilities, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Basic Prospectus, any Preliminary Prospectus, the Pricing Prospectus or the Prospectus, or any amendment or supplement thereto, any Issuer Free Writing Prospectus or any “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Act, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Selling Stockholder shall only be subject to liability to the extent such untrue statement or omission is based on Selling Stockholder Information; provided, however, that your obligation to indemnify the Company, its officers, directors, stockholders and affiliates, and each other person, if any, who controls any of the foregoing persons within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, shall be limited to an amount equal to the aggregate public offering price less the aggregate underwriting discounts and commissions, each as shown on the cover page of the Prospectus, from the sale of the Firm Securities and from the sale of any Optional Securities purchased by the Underwriters under the Underwriting Agreement. For the avoidance of doubt, the aggregate public offering price shall by calculated without including any Firm Securities purchased from the Underwriters by the Company.

3.           Promptly after receipt by any party that may be entitled to indemnification under Section 1 or 2 above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such Section, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under such Section.

4.           If the indemnification provided for in Section 1 or 2 is unavailable to or insufficient to hold harmless an indemnified party thereunder in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and the Selling Stockholder on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations.  The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or the Selling Stockholder on the other and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The Company and the Selling Stockholder agree that it would not be just and equitable if contribution pursuant to this Section 4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 4.  The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this Section 4 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim.  Notwithstanding the provisions of this Section 4, the Selling Stockholder shall not be required to contribute any amount in excess of the amount by which the aggregate public offering price less the aggregate underwriting discounts and commissions, each as shown on the cover page of the Prospectus, from the sale of the Firm Securities and from the sale of any Optional Securities purchased by the Underwriters under the Underwriting Agreement exceeds the amount of any damages which the Selling Stockholder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

5.           The Selling Stockholder Information is set forth in Exhibit A to this letter agreement.

6.           You agree to reimburse the Company for all Commission filing fees paid by the Company pursuant to Section 5(h) of the Underwriting Agreement.

7.           The Confidentiality and Non-Disclosure Agreement dated as of July 1, 2008 between the Company and Legatum Capital Limited is hereby terminated and shall no longer be of any force or effect.

The provisions of this letter agreement will survive the execution and delivery hereof. This letter agreement may be signed in counterparts, each of which shall be an original, but all of which shall constitute one and the same agreement.  Executed counterparts may be delivered by facsimile or other standard form of telecommunications and such facsimiles or other standard forms of telecommunications will be deemed as sufficient as if the actual signature page had been delivered.

Except as specifically provided herein and as a consequence of the completion of the Offering, this letter agreement shall not constitute an amendment, modification or waiver of any provision of the Underwriting Agreement, which shall continue and remain in full force and effect in accordance with its terms.

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Very truly yours,

SONUS NETWORKS, INC.

By:	/s/ Mark T. Greenquist
	Name:	Mark T. Greenquist
	Title:	Chief Financial Officer

Agreed and acknowledged:

GALAHAD SECURITIES LIMITED

By:	/s/ Mark Stoleson
	Name:	Mark Stoleson
	Title:	Director

For purposes of Section 7 only:

LEGATUM CAPITAL LIMITED

By:	/s/ Mark Stoleson
	Name:	Mark Stoleson
	Title:	Director

EXHIBIT A

SELLING STOCKHOLDER INFORMATION

Name of Selling Stockholder:     Galahad Securities Limited(1)

Shares Beneficially Owned Prior to the Offering:     59,942,137

Shares Offered:     43,125,000(2)

Shares Beneficially Owned After the Offering:     16,817,137(3)

(1)  As set forth in a Schedule 13D/A No. 12 filed with the SEC on August 28, 2013, reporting beneficial ownership of 59,942,137 shares of common stock, each of Galahad Securities Limited, Legatum Capital Limited, Legatum Global Holdings Limited, Legatum Global Investment Limited and Senate Limited (acting on behalf of a trust formed under the laws of The Cayman Islands as of July 1, 1996) reports sole voting power and sole dispositive power of the 59,942,137 shares.
(2)  Including 5,625,000 shares subject to an overallotment option
(3)  Assuming all shares offered are sold